UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 2, 2023

FAIR ISAAC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-11689	94-1499887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 West Mendenhall, Suite 105 Bozeman, Montana	59715
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 406-982-7276

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	FICO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2023, Fair Isaac Corporation (the “Company”) announced that Stephanie Covert, the Company’s Executive Vice President, Software, is transitioning out of her role with the Company. In connection with her separation, Ms. Covert and the Company entered into a Letter Agreement, dated as of November 2, 2023 (the “Letter Agreement”), pursuant to which Ms. Covert resigned from her position as Executive Vice President, Software effective November 2, 2023, but will remain employed by the Company in a non-executive officer position as the Company’s Vice President, Software Technology through December 31, 2023 (the “Term”). The Letter Agreement replaces Ms. Covert’s existing letter agreement with the Company.

During the Term, Ms. Covert will receive a base salary at an annualized rate of $500,000. Ms. Covert will remain eligible to participate in the Company’s Management Incentive Plan (“MIP”) for fiscal year 2023, with her MIP award for fiscal year 2023 being $375,000, less applicable withholdings, subject to her continued employment through the date on which such MIP award is earned in accordance with the MIP. Ms. Covert will not be eligible to participate in the MIP for fiscal year 2024 or for any future fiscal year. Additionally, if Ms. Covert remains employed with the Company through December 10, 2023, then the number of restricted stock units (“RSUs”), market stock units (“MSUs”) and performance stock units (“PSUs”) previously granted to her and scheduled to vest on or prior to December 10, 2023 shall vest subject to the terms of the applicable plans and respective grant agreements under which such RSUs, MSUs and PSUs were granted.

The Letter Agreement provides that in the case of either (1) Ms. Covert’s voluntary resignation of employment for any reason prior to December 9, 2023, or (2) the termination of Ms. Covert’s employment as a result of the expiration of the Term, she will be entitled to the following pay and benefits: (A) a lump sum severance payment equal to three months of her final base salary, (B) outplacement services for six months provided by the Company’s preferred provider, and (C) continuation of certain benefits pursuant to COBRA for 12 months. Ms. Covert’s receipt of these retention pay and benefits is conditioned on her execution of a release of claims against the Company, her compliance with the terms of her proprietary information and inventions agreement, post-employment restrictions agreement and other agreements in effect between her and the Company, her cooperation in the transition of her duties, and the return of all Company property in her possession.

The Letter Agreement also provides that the Company’s standard Management Agreement between Ms. Covert and the Company remains in effect. The Management Agreement provides that if Ms. Covert’s employment is terminated by the Company without Cause or if she resigns for Good Reason within 60 days before or two years following a change of control Event that occurs during the term of the Management Agreement (each as defined in the Management Agreement), then she will be entitled to the following severance pay and benefits:(i) a cash payment in an amount equal to one times the sum of (a) her annual base salary in effect on the last day of her employment, plus (b) the annual cash incentive payment last paid to her before the termination of her employment, such cash payment to be made in a lump sum on the 70th day following her separation from service (subject to certain exceptions), (ii) continuation of certain benefits pursuant to COBRA for 12 months, and (iii) the vesting of her unvested stock options, RSUs and PSUs.

The foregoing description of the Letter Agreement is a summary only and is qualified by reference to the full text of the Letter Agreement attached to this Current Report on Form 8-K as Exhibit 10.1. The foregoing description of the Management Agreement is a summary only and is qualified by reference to the full text of the Form of Management Agreement and amendments thereto, incorporated by reference into this Current Report on Form 8-K as Exhibits 10.2, 10.3 and 10.4.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit	Description

10.1	Letter Agreement, dated November 2, 2023, between Stephanie Covert and the Company.

10.2	Form of Management Agreement entered into with each of the Company’s executive officers. (Incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K filed on February 10, 2012).

10.3	Form of Amendment to Management Agreement entered into with certain of the Company’s executive officers. (Incorporated by reference to Exhibit 10.2 to the Company’s Form 10-Q for the quarter ended December 31, 2014).

10.4	Form of Amendment to Management Agreement entered into with each of the Company’s executive officers. (Incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q for the quarter ended June 30, 2016).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 8, 2023

FAIR ISAAC CORPORATION

By	/s/ MARK R. SCADINA
Mark R. Scadina
Executive Vice President, General Counsel and Corporate Secretary